Exhibit 99.1

GREENLIGHT RE REPORTS FOURTH QUARTER

AND YEAR END 2007 RESULTS

GRAND CAYMAN, Cayman Islands (March 18, 2008) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and year ended December 31, 2007. Greenlight Re reported a net profit of $29.2 million for the fourth quarter of 2007 compared to $17.4 million for the same period in 2006. On a fully diluted per share basis, the company earned $0.80 per share during the fourth quarter of 2007 compared to $0.81 for the same period in 2006.

Fully diluted book value per share is $16.57 as of December 31, 2007, a 16.1% increase over $14.27 per share as of December 31, 2006.

For the year ended December 31, 2007, Greenlight Re reported net income of $35.3 million compared to $57.0 million for the full year in 2006. On a fully diluted basis, net earnings per share in 2007 were $1.15 compared to $2.66 in 2006.

“The company’s fourth quarter performance illustrates the power of driving returns from both sides of the balance sheet,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re. “In a difficult market environment, we were able to continue to execute our strategy to deliver superior growth in book value per share.”

Greenlight Re’s operating highlights for the fourth quarter and year ended December 31, 2007 included:

•

Net investment income was $26.9 million for the fourth quarter of 2007, a 4.2% gain for the quarter, compared to $17.5 million reported in the same period in 2006. For the full year 2007, net investment income was $27.6 million, a 5.9% gain for the year, compared to $58.5 million in 2006, a 24.4% gain.

•

Gross written premiums during the fourth quarter of 2007 were $3.9 million compared to $37.9 million in the same period in 2006, while net earned premiums were $21.4 million compared to $14.2 million. For the full year 2007, gross written premiums were $127.1 million compared to $74.2 million in 2006, while net earned premiums were $98.0 million compared to $26.6 million in 2006.

•	The combined ratio for the year ended December 31, 2007 was 92.2%.

“We are pleased with the risk-adjusted returns from our underwriting portfolio in 2007,” said Len Goldberg, Chief Executive Officer of Greenlight Re. “The additional capital from our IPO has enabled us to increase our penetration into new markets during the January renewal cycle. While maintaining our discipline and focus on select underwriting opportunities we have increased the diversity of our business and expect our first quarter 2008 gross written premium to be approximately $70 million, approximately double that of the first quarter of 2007. The January business will generate significant premium for Greenlight Re throughout the year. By balancing the risks and rewards on both sides of the balance sheet, we believe we can produce strong returns even in softening markets.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2007 on March 19, 2008 at 9:00 a.m. Eastern time. To participate, please dial in to the conference call at (877) 362-3812 (domestic) or (706) 634-9925 (international), access code 39151707. The conference call topic is Greenlight Re Earnings Conference Call.

A telephone replay of the call will be available from 11:00 a.m. Eastern time on March 19, 2008 until 11:59 p.m. Eastern time on March 25, 2008. The replay of the call may be accessed by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), access code 39151707.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our prospectus dated May 24, 2007 filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.

Greenlight Re (www.greenlightre.ky) is a specialty property and casualty reinsurance company based in the Cayman Islands. The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces. Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited. With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re’s assets are managed according to a value-oriented equity-focused strategy that complements the Company’s business goal of long-term growth in book value per share.

Contact:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-1900

alex@stantoncrenshaw.com

GREENLIGHT CAPITAL RE, LTD.

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

(expressed in thousands of U.S. dollars, except per share and share amounts)

Unaudited

	2007	2006
Assets
Investments in securities
Fixed maturities, trading at fair value	$1,520	$—
Equity investments, trading at fair value	570,440	238,374
Other investments, at estimated fair value	18,576	5,148
Total investments in securities	590,536	243,522
Cash and cash equivalents	64,192	82,704
Restricted cash and cash equivalents	371,607	154,720
Financial contracts receivable, at fair value	222	—
Reinsurance balances receivable	43,856	19,622
Loss and loss adjustment expense recoverables	6,721	—
Deferred acquisition costs	7,302	16,282
Unearned premiums ceded	8,744	—
Other assets	965	1,758
Total assets	$1,094,145	$518,608
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$332,706	$124,044
Financial contracts payable, at fair value	17,746	8,640
Loss and loss adjustment expense reserves	42,377	4,977
Unearned premium reserves	59,298	47,546
Reinsurance balances payable	19,140	4,236
Funds withheld	7,542	—
Other liabilities	2,869	2,374
Performance fee payable to related party	6,885	14,624
Total liabilities	488,563	206,441
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 29,847,787 (2006: 16,507,228): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2006: 5,050,000))	3,610	2,156
Additional paid-in capital	476,861	219,972
Retained earnings	125,111	90,039
Total shareholders’ equity	605,582	312,167
Total liabilities and shareholders’ equity	$1,094,145	$518,608

GREENLIGHT CAPITAL RE, LTD.

CONSOLIDATED STATEMENTS OF INCOME

(expressed in thousands of U.S. dollars, except per share and share amounts)

Unaudited

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Revenues
Gross premiums written	$3,856	$37,928	$127,131	$74,151
Gross premiums ceded	2,336	—	(26,150)	—
Net premiums written	6,192	37,928	100,981	74,151
Change in net unearned premium reserves	15,250	(23,777)	(2,934)	(47,546)
Net premiums earned	21,442	14,151	98,047	26,605
Net investment income	26,875	17,480	27,642	58,509
Interest income on related party promissory note receivable	—	208	—	1,034
Total revenues	48,317	31,839	125,689	86,148
Expenses
Loss and loss adjustment expenses incurred, net	8,042	6,663	39,507	9,671
Acquisition costs	8,254	5,040	38,939	10,415
General and administrative expenses	2,780	2,708	11,918	9,063
Total expenses	19,076	14,411	90,364	29,149
Net income	$29,241	$17,428	$35,325	$56,999
Earnings per share
Basic	$0.81	$0.81	$1.17	$2.67
Diluted	0.80	0.81	1.15	2.66
Weighted average number of ordinary shares used in the determination of
Basic	35,981,312	21,485,426	30,311,639	21,366,140
Diluted	36,639,928	21,600,980	30,813,243	21,457,443

Due to the opportunistic and customized nature of our underwriting operations, we expect to report different loss and expense ratios in both our frequency and severity businesses from period to period. For the years ended December 31, 2007 and 2006, the following ratios are reported:

	2007			2006
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	47.9%	19.9%	40.3%	55.9%	8.5%	36.4%
Acquisition cost ratio	46.3%	21.9%	39.7%	40.8%	36.8%	39.1%
Composite ratio	94.2%	41.8%	80.0%	96.7%	45.3%	75.5%
Internal expense ratio			12.2%			34.1%
Combined ratio			92.2%			109.6%